Exhibit 99.1

CONSENT OF TRINITY PARTNERS, LLC

We hereby consent to the reference to Trinity Partners, LLC (“Trinity”), and to the inclusion of any market data or information collected and/or prepared by us in connection with our commercial assessment of the product candidates of Aldagen, Inc. (the “Company”), in the registration statement on Form S-l and the related prospectus, and any amendments thereto (collectively, the “Registration Statement”) of the Company to be filed with the Securities and Exchange Commission. For the avoidance of doubt, Trinity is not acting as an “expert” in connection with any Trinity information contained in the Registration Statement.

Dated: June 18, 2008

TRINITY PARTNERS, LLC:

By:	/s/ John E. Corcoran
Name:	John E. Corcoran